                                                                    EXHIBIT 99.1

ASSET RETIREMENT OBLIGATION (UNAUDITED)

         In 2001, the FASB issued Statement 143. Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred, a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2002. Lamar Advertising Company adopted Statement 143 effective January 1, 2003, using the cumulative effect approach to recognize transition amounts for asset retirement obligations, asset retirement costs and accumulated depreciation. The effect of adopting Statement 143 on January 1, 2003 on Lamar Advertising's results of operations and financial condition, included a net increase in long-term liabilities of $26.0 million; an increase in net property, plant and equipment of $14.3 million; a cumulative effect of adoption expense of $11.7 million, net of deferred income taxes of $7.5 million.

         The following pro forma data summarizes Lamar Advertising's net loss and net loss per share as if Lamar Advertising had adopted the provisions of Statement 143 on December 31, 1999, including an associated pro forma asset retirement obligation of $33.5 million, $30.9 million and $25.7 million as of December 31, 2002, 2001 and 2000, respectively.




                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      2002           2001           2000
                                                  ------------   ------------   ------------
Net loss applicable to common stock, as
  reported......................................    $(36,693)     $(108,999)     $ (94,470)
Pro forma adjustments to reflect retroactive
  adoption of Statement 143.....................      (2,306)        (2,216)        (1,962)
                                                    --------      ---------      ---------
Pro forma net loss..............................    $(38,999)     $(111,215)     $ (96,432)
                                                    ========      =========      =========
Net loss per share:
  Basic and diluted -- as reported..............    $  (0.36)     $   (1.11)     $   (1.04)
                                                    ========      =========      =========
  Basic and diluted -- pro forma................    $  (0.39)     $   (1.13)     $   (1.06)
                                                    ========      =========      =========